SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2006

SITI-Sites.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15596	75-1940923
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

47 Beech Road, Englewood, New Jersey	07631
(Address of Chief Executive Officer)	(Zip Code)

111 Lake Avenue, Tuckahoe, New York	10707
(Address of Corporate offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 925-1181

(Former name or former address, if changed since last report)

MATERIAL RECENT EVENTS

ITEM 1.01. MATERIAL AGREEMENTS

Siti-sites.com, Inc. (CUSIP 82981--formerly named Spectrum Information Technologies, Inc. and called “Siti” in its report on Form 8-K) announced that it had declared a $ .15 per share liquidating dividend payable to all holders of its common stock. The dividend will be payable to holders of record at the close of business on March 28, 2006, and payable on or after April 12, 2006.

Siti further confirmed the closing of the previously announced Settlement Agreement dated January 26, 2006 regarding its former patent properties, recently concluding the final settlement documents with initial net cash proceeds of $5,152,413.

Siti has 30,078,178 shares of common stock issued and outstanding, and the total dividend amounts to $4,511,726. All proceeds from the settlement are “non-recurring” in nature. Siti has remained in liquidation since 2002, and has no other business. This liquidating dividend distribution to shareholders on 87% of the settlement proceeds is occurring promptly. The balance is being used to repay recent shareholder loans ($220,352), pay litigation expenses and for operating funds.

Speculative Future Proceeds. The Settlement Agreement required an assignment to Siti of future Gross Proceeds (if any, and as defined), that are received by the defendant patent holding company (the “Patent Holding Company”) after January 19, 2006. The assignment consists of 15% of the first $10 million in Gross Proceeds, 20% of the next $10 million, and 25% of all Gross Proceeds in excess of $20 million. “Gross Proceeds” means all proceeds received by defendant Patent Holding Company, a Limited Liability Company (“LLC”), from its entire patent portfolio, before any deduction for the LLC’s own counsel fees, costs and expenses of operations, salaries or other distributions to members of the Patent Holding Company. Siti is a senior creditor of this LLC, is filing Uniform Commercial Code documents describing the security assignment of future Gross Proceeds, and does not have any membership or ownership interest in the Patent Holding Company or in the patent portfolio as such.

Risk Factors. *Siti does not know how much, if any, in future Gross Proceeds are still obtainable from this patent portfolio. Ultimate results are very speculative, including the impact of prior single-payment cash licenses granted to many international cell phone and wireless companies in the period 1996-2006, under which no further payment can be expected. *Current or future changes in technology may affect the patent properties adversely. * Infringement litigation is costly, involves risk to the patent portfolio, and such Patent Holding Company must obtain its own financing. *Siti’s share of future Gross Proceeds is subject to these and other business risks in such Patent Holding Company. *The settlement was reached after protracted litigation, and requires ongoing monitoring under its disclosure terms by Siti as a creditor. *Under the settlement, Siti cannot exercise any control over licensing or other decisions that could generate or otherwise impact Gross Proceeds. *No assurance can be given that anything more than the initial net cash value in this settlement will be received by Siti. *Future proceeds to Siti are also subject to one-third fees payable to Siti’s Special Litigation Counsel. *There will be accounting, legal collection and shareholder distribution costs in the future. Reserves will be established as Siti’s plan of liquidation continues. ** Reference is also made to the explanation of “Forward Looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995” in Siti’s previous SEC quarterly reports on Form 10-Q, in annual reports on Form 10-K and as filed from time to time in the future.

Taxation. Siti will have income tax benefits from loss carry-forwards and current operations of approximately $6 million, resulting from its prior operations 1999-2005, to utilize against net cash proceeds in the settlement. Siti anticipates owing nominal income taxes in connection with the initial net proceeds of the settlement. However, Speculative Future Proceeds discussed above, if any, may require a provision for corporate taxes if and when received.

The liquidating dividend distribution to shareholders is expected to be taxed to each shareholder as, first, a non-taxable return of capital to the investor up to its cost or other basis for each share of stock entitling it to a liquidating dividend; thereafter, it will be taxed as capital gains on any amount in excess of the investor’s cost or other basis in each share of stock receiving a liquidating dividend. Siti has been advised as to such general tax treatment on liquidating dividends to shareholders by its outside accountants. Each shareholder receiving a dividend distribution is urged to seek professional advice and determine its own tax issues independently with its accountants and tax advisers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:	March 20, 2006

SITI-Sites.com, Inc.

By /s/ Lawrence M. Powers
Lawrence M. Powers
Chief Executive Officer and
Chairman of the Board of Directors